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                   August 19, 2022

       Richard Toselli, M.D.
       President and Chief Executive Officer
       INVIVO THERAPEUTICS HOLDINGS CORP.
       One Kendall Square, Suite B14402
       Cambridge, MA 02139

                                                        Re: INVIVO THERAPEUTICS
HOLDINGS CORP.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 8, 2022
                                                            File No. 001-37350

       Dear Dr. Toselli:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                   Sincerely,


                   Division of Corporation Finance

                   Office of Life Sciences
       cc:                                              Rosemary Reilly, Esq.